EXPENSE LIMITATION AGREEMENT


                            PILGRIM MONEY MARKET FUND


         EXPENSE LIMITATION AGREEMENT, effective as of ___________, 1999 by and between Pilgrim Investments, Inc. (the "Investment Manager") and Pilgrim Mutual Funds (the "Trust"), on behalf of Pilgrim Money Market Fund, a series of the Company (the "Fund").

         WHEREAS, the Trust is a Delaware business trust, and is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management company of the series type, and the Fund is a series of the Trust; and

         WHEREAS, the Trust and the Investment Manager have entered into an Investment Management Agreement dated May 21, 1999, as amended May 24, 1999 ("Management Agreement"), pursuant to which the Investment Manager provides investment management services to the Fund for compensation ("management fees") that is based on a percentage of the average daily net assets of the Fund; and

         WHEREAS, the Trust and the Investment Manager have entered into an Administration Agreement dated May 21, 1999, as amended May 24, 1999 ("Administration Agreement"), pursuant to which the Investment Manager provides administrative services to the Fund for compensation ("administrative fees") that is based on a percentage of the average daily net assets of the Fund; and

         WHEREAS, the Trust and the Investment Manager have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at a level, as specified herein, agreed upon by the Trust and the Investment Manager;

         NOW THEREFORE, the parties hereto agree as follows:

         1. APPLICABLE EXPENSE LIMIT. To the extent that the ordinary operating expenses incurred by a class of shares of the Fund at any time, including but not limited to investment management and administrative fees payable to the Investment Manager, but excluding interest, taxes, brokerage commissions, extraordinary expenses such as litigation, other expenses not incurred in the ordinary course of the Fund's business, and expenses of any counsel or other persons or services retained by the Company's trustees who are not "interested persons," as that term is defined in the 1940 Act, of the Investment Manager ("Fund Operating Expenses"), exceed the Operating Expense Limit or Voluntary Operating Expense Limit (as applicable), as defined in Section 2 below (collectively, "Expense Limits"), the Investment Manager shall waive the management and/or administrative fees otherwise payable to it, or, to the extent necessary, assume the expenses in excess of the amount of the management and administrative fees so waived. The amounts so waived or assumed shall be referred to herein as the "Excess Amount."
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         2. OPERATING  EXPENSE LIMIT;  Voluntary  Operating  Expense Limit.  The
Operating Expense Limit shall be the amount specified in Schedule A. The Voluntary Operating Expense Limit shall be such lower amount as Pilgrim Investments, Inc. may determine from time to time in its sole discretion. To the extent that the Fund invests substantially all of its assets in a separate underlying investment company, the expenses of the Fund shall be deemed to include the Fund's allocable portion of the expenses of the underlying fund.

         3. METHOD OF COMPUTATION. To determine the Investment Manager's obligation or right with respect to the Expense Limits and the Recoupment Amount, as specified below, each day the Fund Operating Expenses for each class of the Fund shall be annualized. If the annualized Fund Operating Expenses for that day of a class exceed the Operating Expense Limit or Voluntary Expense Limit (as applicable at the time), the Investment Manager shall waive fees payable to it or assume expenses, both as specified in Sections 1 and 2, in an amount equal to the Excess Amount.

         4. YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the management and/or administrative fees waived or reduced and other payments remitted by the Investment Manager to a class of the Fund with respect to the previous fiscal year shall equal the total Excess Amount for that period.

         5. RECOUPMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

                  (a) RECOUPMENT. If on any day during which the Management Agreement is in effect, the estimated annualized Fund Operating Expenses of a class of the Fund shown in Schedule A for that day are less than the Operating Expense Limit, the Investment Manager shall be entitled to recoup from the class of the Fund the Excess Amount of fees waived and other payments remitted by the Investment Manager to that class of the Fund pursuant to Sections 1 and 2 hereof (the "Recoupment Amount") during the period 36 months previous to such day. Any amounts paid to the Investment Manager under this provision will in no event exceed the total Excess Amount and will not include any amounts previously recouped.

                  (b) YEAR-END ADJUSTMENT. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a class of the Fund for the prior fiscal year (including any recoupment payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit.

         6. TERM AND TERMINATION OF AGREEMENT.

          This Agreement shall have an initial term through May 31, 2000, or if it becomes the end of the Fund's fiscal year, June 30, 2000. Thereafter, this Agreement shall automatically renew for one-year terms unless the Investment Manager provides written notice of the termination of this Agreement to the Trust at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Management Agreement, or it may be terminated by the Trust, without payment of any penalty, upon ninety
(30) days' prior written notice to the Investment Manager at its principal place of business.

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         7. MISCELLANEOUS.

                  (a) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  (b) INTERPRETATION. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Certificate of Trust, Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

                  (c) DEFINITIONS. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment management fee, administration fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement, Administration Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement, Administration Agreement or the 1940 Act.

                  (d) NOT BINDING ON TRUSTEES. The obligations under this agreement are binding upon the Trust with respect to the Fund. No trustee, officer, employee, or agent of the Trust shall be subject to any personal liability whatsoever, in his or her individual capacity, in connection with the obligations of the Trust under this agreement. The Investment Manager may look only to the property of the Trust held for the Fund for satisfaction of any claim against a trustee, officer, employee, or agent of the Trust.

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
         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.


                                        PILGRIM MUTUAL FUNDS ON BEHALF OF
                                        PILGRIM MONEY MARKET FUND


                                        By:
                                           --------------------------------
                                        Name:
                                        Title:

                                        PILGRIM INVESTMENTS, INC.


                                        By:
                                           --------------------------------
                                        Name:
                                        Title:

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                                   SCHEDULE A
                            OPERATING EXPENSE LIMITS

The Operating Expense Limit specified in Section 2 of this Agreement is the following annual rate of expenses to average daily net assets for the following classes:

Pilgrim Money Market Fund

Class B: 2.25%
Class C: 2.25%

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